First Fiscal Quarter 2027

Fellow Affirm shareholders,



We opened fiscal ‘27 with another set of stellar results, from the top line to the bottom.

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs ("RLTC")[1]
$14.4B	**$1.3B**	**$617M**
+34%	**+35%**	**+36%**
12th consecutive quarter of >30% growth	Accelerating sequentially from FQ4'26	4.3% of GMV

Operating Income (As a percent of Revenue)	Adjusted Operating Income[1] (As a percent of Revenue)	Net Income
15%	**30%**	**$164M**
+8 pp	**+2 pp**	**+$83M**
Growing to $187 million	Growing to $380 million	8 consecutive quarters of GAAP profitability

All comparisons on a year-over-year basis unless otherwise indicated

It feels great to print another no-apologies quarter. Taking a wider view, we are especially proud of the reliability of the results we've been able to deliver throughout the years. Keeping consistent, yet staying uncorrelated to the conventional wisdom, has been Affirm's way since the beginning.

Affirm is a counterintuitive success story in the world of consumer finance. Our original product bet can be restated as "asking the consumer to do more work (than the most successful alternative) when borrowing money will result in more purchases and happier buyers." We deliberately introduced what looked like checkout friction: don't just tap! – apply for a loan, review terms, agree to pay us back over time, etc., etc. – positing that this will improve conversion.

This did turn out to be highly accretive, driving 20% conversion lift, flying in the face of the received wisdom. Early on, der expertes wrote this off as simply the work one will do when no easier sources of credit are available. But the data tells a different story: about half of our borrowers are prime or super-prime, and approximately 85% have a credit card with an open line of credit. Greater awareness of the true cost of credit offers our consumers a sense of certainty and control, even with a few extra steps.

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

2 Affirm FQ1'27 Shareholder Letter

3 The results of this work are nothing short of a leap in our underwriting performance. The first version of the transformer-based model delivered an incremental 3.4% of end-to-end conversion via significantly higher credit approvals, while keeping credit losses flat. In other words, we are able to lend profitably to a greater pool of responsible borrowers, helping our merchants sell more, and delivering more high-quality assets to our capital partners. All this, while continuing to ensure that all decisions are deterministic, transparent, and explainable to consumers. This conscious consumer engagement at the point of sale generates the very data we learn from to improve our ability to approve more borrowers on better terms. Which brings us back to the point about the false tradeoff between intentionality and value creation. There is a nice symmetry between the work our consumers do to get smarter about credit, and the work we do every day within our AI/ML teams to get smarter about credit underwriting. Fifteen years ago, when we chose to eschew late penalties and compounding interest, we knew we set our risk management bar very high, perhaps fatuously so. Without the extra margin of these hidden fees to pay for credit decisioning slop, we had to become very good at underwriting. In fact, we had to reinvent major parts of the discipline to stay ahead. We did that again recently. For years, we carefully selected model features (data that helps predict credit outcomes, such as repayment consistency) entirely by hand. This can work really well if the hands (and the brains) doing the selecting are exceptional, but there are only so many brains you can throw at the problem. Fortunately, we’ve been working for several years to combine everything we’ve learned during the decade of manual feature refinement with an entirely new approach for automatically learning subtle patterns in relevant data. Powered by a transformer-based architecture, this intelligent system is directly inspired by, and is quite similar to, the ones behind some of today’s most popular LLMs. Affirm FQ1’27 Shareholder Letter

As we integrate Affirm into agentic commerce experiences, we can already see that agents will indeed free shoppers from the drudgery of filling out forms and clicking buttons. But the interaction and context awareness required to maximize the value of a personal shopping agent is a feature, not a temporary shortcoming before the models get even smarter. Humans will have more time to enjoy shopping, and with Affirm, a real sense of control over their finances. Our merchant- and brand-sponsored offers will be easier to find than ever, too. Your favorite agent will delight you with the perfect gift idea for this holiday’s shopping list… and it most certainly won’t let you miss out on the sweet 0% APR offer from Affirm. “We take risk” was the first line of an early draft of our S-1. This, understandably, didn’t survive the final cut, but it remains the very throughline of how Affirm goes about conducting our business. We take on and manage various forms of uncertainty for all members of our broad ecosystem… and meanwhile, look at the bottom line! While the news of agentic breakthroughs, inflation fears, interest rate speculation, etc. bombards us daily, we at Affirm are moving with deliberate aggression, quarter after quarter, in a single-minded pursuit of our mission. Instead of running from it, we embrace uncertainty as a key dimension to manage, as we plot our path to scaling our network to $100 billion and beyond. Thank you to all Affirmers working in shifts to prepare for BFCM for another great quarter filled with many wins, and just as importantly, with many risks, well-managed. Here’s to a great holiday season and a strong rest of FY’27. Onward, 4 Affirm FQ1’27 Shareholder Letter • New merchants and expansions: Launched with AliExpress and Antom. We also signed or recently announced partnerships with Farfetch, J. Crew (including their J. Crew Factory and Madewell brands), Sam’s Club, and Sur La Table. We renewed our partnership with Seatgeek and expanded the partnership to include Canada. • Affirm Card and Affirm Edge: Active cardholders increased 112% to 6 million while Card GMV grew 117%. Card generated more GMV in FQ1’27 than Affirm’s entire business did in the same quarter five years ago. We continue to expect the first Affirm Edge pilots to go live in the first calendar half of 2027. • Shared AI platform and LLM gateway: A double-digit (and growing) share of our AI inference traffic now runs through an Affirm- developed gateway, allowing us to route between leading frontier and open-weight models behind a single interface, improving speed of adoption and token cost management. • Purchasing power: We rolled out the latest iteration of our Card-specific risk model, enabling us to reward Affirm's more responsible users with more purchasing power, unlocking more Card GMV without sacrificing unit economics. • Bank accounts for down payments: Affirm borrowers with connected bank accounts can now make down payments that way instead of using their debit card, reducing an important operating cost. • Quick personal update: A meaningful chunk of my Affirm time is now spent working with the zt1 team (when not prepping for earnings), greatly improving this CEO's job satisfaction. Other achievements

FQ1'27 Operating Highlights

Gross Merchandise Volume (GMV) grew 34% to $14.4 billion, marking the twelfth consecutive quarter of GMV growth sustained above 30%.[2]

FQ1'27 Year-over-Year GMV Growth Drivers [3]


35%
30%
25%
20%
15%
10%
5%
0%
18%
15%
1%
34%
D2C and wallets
Merchant POS
International
FQ1'27 growth

The mix of GMV derived from top five partners declined to 40% compared to 44% during the same period in the prior year, as a result of the continued diversification of GMV across merchants and platform partners and the growth of our direct to consumer products such as Affirm Card, with Card alone accounting for 23% of GMV during the quarter.

All categories grew during the quarter, with notable strength in the services, home/lifestyle, and the "other" category that includes GMV from long-tail merchants and wallet partners. Independent Software Vendor ("ISV") partners continued to drive the strong growth of the services category, while a home improvement retailer and e-commerce marketplace specializing in home furnishings accounted for the strength of the home/lifestyle category. Growth was consistent across loan product types with GMV from each of our loan products growing at least 30%.

Direct-to-Consumer GMV (D2C GMV) grew 55% to $5.1 billion driven almost entirely by Affirm Card GMV, which grew 117% to $3.3 billion. Active cardholders again more than doubled year over year to 6.0 million as card attach rate increased to approximately 21%, up about two points sequentially versus the prior quarter and up nine points year over year.[4]

Total transactions during the quarter increased to 56 million, growing 34%, in line with overall GMV growth, while Average Order Value (AOV) declined by 1%, to $258. The increase in transaction count and slight decline in AOV is largely attributable to continued efforts to lower cart floors to address a wider range of transactions.

Active consumers increased 19% to 28.7 million as of September 30, 2026, while transactions per active consumer also increased 19% to 7.3 over the trailing twelve month period ending September 30, 2026.

Active merchant count increased 48% to 621 thousand as of September 30, 2026. The increase in merchant count was diversified across several drivers, with the largest being the ongoing scaling of a wallet partnership, continued success serving long-tail merchants via ISV partners, and the ramping of our partnership with a large digital invoicing platform. Additionally, our ongoing international expansion into Canada and the UK accounted for approximately 20% of the quarter-over-quarter increase in active merchant count.

[2] All growth rate references are on a year-over-year basis unless otherwise indicated.
[3] International defined as growth from outside of North America.
[4] Card attach rate defined as active cardholders divided by total active consumers during a given period.



5 Affirm FQ1'27 Shareholder Letter

FQ1'27 Financial Highlights

Total Revenue as a % of GMV	RLTC as a % of GMV	Operating Income	Adj. Operating Income
8.8%	4.3%	$187M	$380M
+11 bps	+7 bps	+194%	+44%

All comparisons on a year-over-year basis

Total Revenue

Total revenue grew 35% to $1,262 million. Revenue as a percentage of GMV was 8.79%, above the high end of our 7.5% to 8.5% medium term range, and an increase of 11 basis points compared to FQ1'26. The following factors contributed to revenue growth and the year-over-year change in revenue as a percentage of GMV:

- Network revenue grew 23%, slower than overall GMV growth, in part due to a mix shift towards direct-to-consumer (D2C) GMV, which typically comes with lower network revenue as a percentage of GMV relative to integrated POS volume. As a percent of GMV, network revenue declined 24 basis points due to the aforementioned growth in D2C GMV.
- Interest income grew 45%, slightly above the 38% increase in average net loans held for investment and above overall GMV growth. The average APR on interest-bearing loans increased by approximately 40 basis points year over year and 10 basis points quarter over quarter as the mix of D2C GMV increased compared to prior periods; interest-bearing D2C products generally have a higher APR than our overall average.
- Gain on sales of loans grew 36%, slightly more than overall GMV growth, and increased by 2 basis points as a percent of GMV. The increase in gain on sales of loans was driven in part by a 27% growth in loans sold. Additionally, gain on sale as a percentage of loans sold increased by 17 basis points due to more favorable loan sale pricing.
- Servicing income grew 22% or generally in line with the growth of the average off-balance sheet platform portfolio. Servicing income remained stable at approximately 2% of the average off-balance sheet platform portfolio on an annualized basis.

Year-over-Year Change in Revenue as a % of GMV



10%
8%
6%
4%
2%
0%
8.68%
(0.24%)
0.36%
0.02%
(0.03%)
8.79%
FQ1'26
Total network revenue
Interest income
Gain on sales of loans
Servicing income
FQ1'27

6 Affirm FQ1'27 Shareholder Letter

Loan Product Mix

On a loan product basis, GMV mix shifted slightly to interest-bearing loans, which increased 34%. Affirm Card GMV, which grew 117% in the quarter, continues to skew heavily towards interest-bearing loans and therefore contributed to the slight overall mix shift towards interest-bearing loans.


33%
YoY growth
32%
YoY growth
34%
YoY growth
72% Interest-bearing
13% 0% APR monthly
15% Pay-in-X
(Short-term 0% APR)

Year-over-Year Change in RLTC as a % of GMV

RLTC grew 36% to $617 million. RLTC as a percentage of GMV increased 7 basis points to 4.30%, above the high end of our 3.75 to 4% medium-term target range. The approximate 7 basis point increase was attributable to an 11 basis point increase in revenue, 9 basis point improvement in loss on loan purchase commitment, 9 basis point improvement in funding costs, and a 7 basis point improvement in processing and servicing expenses. These tailwinds were mostly offset by a 29 basis point increase in provision for loan losses.


5%
4%
3%
2%
1%
0%
4.23%
0.11%
0.09%
0.09%
0.07%
(0.29%)
4.30%
FQ1'26
Revenue
Loss on loan purchase commitment
Funding costs
Processing and servicing
Provision for credit losses
FQ1'27

Average Annualized Cost of Funds

On a year-over-year basis, funding costs remained a tailwind to RLTC as a percent of GMV with average funding costs declining approximately 69 basis points to 6.0%. However, funding costs increased 27 basis points sequentially due the increase in benchmark interest rates during FQ1. Our fixed-cost funding helped mitigate the impact of higher interest rates and, as of quarter end, represented more than 70% of our outstanding, on-balance sheet funding.


8%
6%
4%
2%
0%
6.7%
6.0%
FQ1'25
FQ2'25
FQ3'25
FQ4'25
FQ1'26
FQ2'26
FQ3'26
FQ4'26
FQ1'27

7 Affirm FQ1'27 Shareholder Letter

Adjusted Operating Income Adjusted Operating Income was $380 million, a $116 million improvement and 44% increase from the $264 million of Adjusted Operating Income in FQ1’26. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 30% during the period, compared to 28% during FQ1’26. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, depreciation and amortization, and other items. The $116 million increase in Adjusted Operating Income consisted of a $162 million increase in RLTC, which was partially offset by a $46 million increase, or 24% increase, in non-GAAP operating expenses excluding transaction costs. Within these operating expenses: • Non-GAAP Technology and data analytics increased $22 million, or 28%. Almost all of this increase was attributable to infrastructure expenses, which increased $19 million, or 41%, primarily due to a 34% increase in transaction count. • Non-GAAP Sales and marketing increased $9 million, or 37%, primarily due to higher comarketing expenses. • Non-GAAP General and administrative increased $15 million, or 17% driven by higher customer service, software and subscription, and professional service expenses. 8 Affirm FQ1’27 Shareholder Letter Operating Income Operating Income was $187 million, a $123 million improvement compared to the $64 million in FQ1’26. Operating Income as a percentage of revenue, or Operating Margin, was approximately 14.8% in the period, compared to 6.8% during FQ1’26. The $187 million of Operating Income is inclusive of $51 million in enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. The $123 million improvement in Operating Income was driven by a $162 million increase in RLTC and partially offset by a $39 million increase in operating expenses excluding transaction costs. Within these operating expenses: • Technology and data analytics increased $35 million, or 21%. The increase was primarily driven by a $21 million, or 33%, increase in amortization of internally- developed software expense. Infrastructure expenses also increased $19 million, or 41%; these expenses are closely linked with transaction count, which increased 34%. • Sales and marketing increased $8 million, or 11%, due to a $6 million increase in loss on loan origination for certain self-originated 0% APR loans as well as a $6 million increase in comarketing expense. • General and administrative decreased $4 million, or 3%, as increases in customer service, software and subscription, and professional service expenses were more than offset by a $19 million decrease in stock- based compensation expense.

Year-over-Year Comparison: Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate 9 Affirm FQ1’27 Shareholder Letter Credit quality 30+ day delinquencies excluding Peloton and Pay in X loans increased 9 basis points year over year and increased 35 basis points quarter over quarter to 2.9%. FY’23 FY’24 FY’25 FY’26 FY'27 Jul Sep Nov Jan Mar May 0% 1% 2% 3% 4% Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans U.S. Monthly Installment Loans from FQ3’23 through FQ3’26 Recent cohorts of monthly installment loans are tracking towards approximately 3.5% ultimate net charge-offs as a percent of cohort GMV, which is in-line with expectations and consistent with the performance of historic loan cohorts. Net charge-off performance Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans U.S. Pay in 4 Loans from FQ1’25 through May 2026 All recent vintages of Pay in 4 loans are continuing to track to loss rates of less than 1% of GMV.

Capital and Funding Update

Funding Capacity increased to $31.7 billion at the end of FQ1'27, up from $26.6 billion at the end of FQ1'26, and $30.0 billion at the end of FQ4'26. We estimate this capacity can support more than $70 billion in annual GMV based upon our weighted-average loan duration of approximately 5 months at the end of FQ1'27.

The main highlights across the funding channels as of the end of FQ1'27 were:

ABS: capacity increased by approximately $1.3 billion year over year and $600 million compared to FQ4'26. During the quarter, we closed the 2026-3, 2026-4, and 2026-5 ABS transactions, issuing approximately $1.7 billion of notes in aggregate.

In addition to increasing ABS capacity, our ABS program had two other notable achievements: first, we added a second major rating agency. Second, the 2026-5 notes marked our inaugural issuance of five-year notes.

We believe the addition of another major rating agency and the issuance of longer-dated notes broadened investor demand. Insurance investors, which typically seek longer-dated assets, were particularly active in the 2026-5 transaction.

Forward flow: capacity increased by approximately $1.6 billion year over year and approximately $900 million compared to FQ4'26. Most of the year-over-year increase came from insurance and major asset management partners.

Warehouse and other funding debt: capacity increased by approximately $2.0 billion year over year and approximately $250 million compared to FQ4'26. The substantial majority of the year-over-year increase came from increases in warehouse facility capacity at several multinational banks.

Affirm Revolving ABS Blended Credit Spreads

For initial issuances during the three-year period ending FQ1'27


2.0%
1.5%
1.0%
.5%
0%
Two year tenor
Three year tenor
Five year tenor
2024-A
2024-B
2025-1
2025-2
2026-1
2026-3
2025-3
2026-2
2026-4
2026-5

Affirm Static ABS Blended Credit Spreads

For initial issuances during the three-year period ending FQ1'27


2.5%
2.0%
1.5%
1.0%
.5%
0%
2023-X1
2024-X1
2024-X2
2025-X1
2025-X2
2026-X1

Capital Allocation and Liquidity

At the end of September, we had approximately $3.0 billion in total liquidity split between cash and equivalents and securities available for sale, against which we had approximately $1.1 billion in convertible debt.

Our net cash position of $1.9 billion increased by $761 million year over year as cash and securities available for sale increased by $764 million, while convertible debt outstanding increased by $3 million. Quarter over quarter, net cash increased by $402 million as cash and securities available for sale increased by $403 million.

On December 17, 2025, the Affirm board of directors authorized the repurchase of up to $176 million, out of $221 million outstanding, in aggregate principal amount of our outstanding 2026 convertible notes during the period from January 1, 2026 through November 13, 2026. There were no repurchases under this authorization during FQ1'27.



10 Affirm FQ1'27 Shareholder Letter

Financial Outlook

	Fiscal Q2 2027	Fiscal 2027
GMV	$17.9 to $18.2 billion	More than $65.25 billion
Revenue	$1,435 to $1,465 million	Similar to FY'26 as a % of GMV (~8.49%)
Revenue Less Transaction Costs	$705 to $720 million	Similar to FY'26 as a % of GMV (~4.16%)
Operating Margin	11.50 to 13.50%	More than 14.75%
Adjusted Operating Margin[5]	29.50 to 31.50%	More than 30.75%
Weighted Avg. Basic Shares Outstanding	343 million	345 million
Weighted Avg. Diluted Shares Outstanding	354 million	355 million

Assumptions and other considerations embedded within the outlook

Interest rate environment

Based upon the forward curve embedded within the outlook, short-term benchmark interest rates are expected to increase during FY'27 compared to FY'26.

Funding

Equity Capital Required ("ECR") as a percent of Total Platform Portfolio ("ECR Ratio") is expected to remain at or below 5%.

Product and go-to-market initiatives

Our outlook includes the expected financial impact of our expansion outside of North America, which is not expected to be a material growth contributor during FY'27.

Enterprise warrant expense

Enterprise warrant expense is expected to be seasonally higher in FQ2 compared to other quarters in the fiscal year. The launch of Affirm at a large enterprise partner in the UK in late FQ1 is also expected to accelerate the rate at which enterprise warrants are earned in FQ2'27 and beyond.

[5] A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

11 Affirm FQ1'27 Shareholder Letter

12 Affirm FQ1’27 Shareholder Letter Conference Call Affirm will host a conference call and webcast to discuss first fiscal quarter 2027 financial results on November 5, 2026, at 2:00 pm PT. Hosting the call will be Max Levchin (Founder and Chief Executive Officer), Michael Linford (President), and Rob O’Hare (Chief Financial Officer). The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. Upcoming Investment Conferences Affirm will be attending the following upcoming investment conferences: About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network—one based on trust, transparency, and putting people first—we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Citi FinTech Conference November 9, 2026 New York, NY UBS Global Technology and AI Conference December 1-2, 2026 Scottsdale, AZ

13 Affirm FQ1’27 Shareholder Letter Key Operating Measures, Non-GAAP Financial Measures and Supplemental Performance Indicators Three Months Ended September 30, 2026 2025 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 14.4 $ 10.8 Total Transactions (count) 55.6 41.4 Total Revenue, net $ 1,262.2 $ 933.3 Total Revenue as a % of GMV 8.8% 8.7 % Transaction Costs (Non-GAAP) $ 645.1 $ 478.1 Transaction Costs as a % of GMV 4.5% 4.4 % Revenue Less Transaction Costs (Non-GAAP) $ 617.1 $ 455.2 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 4.3% 4.2 % Operating Income (Loss) $ 187.1 $ 63.7 Operating Margin 14.8% 6.8 % Adjusted Operating Income (Non-GAAP) $ 379.7 $ 263.9 Adjusted Operating Margin (Non-GAAP) 30.1% 28.3 % Net Income $ 164.2 $ 80.7 September 30, 2026 June 30, 2026 September 30, 2025 (unaudited) Active Consumers (in millions) 28.7 27.8 24.1 Transactions per Active Consumer 7.3 7.0 6.1 Active Merchants (in thousands) 620.8 570.8 418.9 Total Platform Portfolio (Non-GAAP) (in billions) $ 21.6 $ 20.2 $ 16.1 Equity Capital Required (Non-GAAP) (in millions) $ 988.9 $ 896.3 $ 626.5 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 4.6% 4.4% 3.9 % Allowance for Credit Losses as a % of Loans Held for Investment 6.3% 5.9% 5.9%

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who completes at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income (Loss) - The Company defines adjusted operating income (loss) as its GAAP operating income (loss), excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating income (loss); and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Adjusted operating income (loss) is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. 14 Affirm FQ1’27 Shareholder Letter

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company’s core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations. Incremental Margin - The Company defines incremental margin as the year-over-year change in either Operating Income (Loss) or Adjusted Operating Income (Loss) divided by the year-over-year change in Revenue Less Transaction Costs (RLTC). Incremental margin is presented because the Company believes that it is a useful financial measure to both the Company and investors as it reflects the rate at which additional RLTC converts into operating income (or adjusted operating income, as applicable) from one period to the next. 15 Affirm FQ1’27 Shareholder Letter

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a relationship with Affirm, or a platform or wallet partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. For certain committed forward flow loan sale agreements, the stated funding capacity reflects the maximum outstanding unpaid principal balance at a point in time for loans sold under the agreement, subject to meeting certain conditions which may not have yet been satisfied as of the measurement date. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement. Average Annualized Cost of Funds - The Company defines average annualized cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. Dollar-Based Net Expansion - The Company defines dollar-based net expansion as the quarterly GMV generated by merchants who were active during the same quarter in the prior fiscal year, divided by the GMV generated by that same group of merchants during the same quarter in the prior fiscal year. This calculation excludes GMV from outside the U.S., as well as GMV from Returnly, and direct-to-consumer products such as Affirm Card and virtual cards. The Company believes dollar-based net expansion is a useful performance indicator to both the Company and investors as it reflects the ability to retain and grow GMV from its existing merchant base over time. 16 Affirm FQ1’27 Shareholder Letter

Card Attach Rate - The Company defines card attach rate as active cardholders divided by total active consumers at the end of a given period. The Company believes card attach rate is a useful performance indicator to both the Company and investors because it reflects the rate of our card product adoption among our active consumer base. Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non- GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: • Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; • Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and • Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 17 Affirm FQ1’27 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s promotions and products, including Affirm Card; the Company’s use and provision of AI-powered solutions; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchant partners, commerce platforms and consumers and retain and grow its relationships with existing merchant partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; its ability to effectively use and provide AI-powered solutions; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of persistent inflation, ongoing recessionary concerns, international conflicts, uncertainty relating to the magnitude, duration and impact of tariffs on global trade, the potential for more instability of consumers and financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to sustain profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; its ability to successfully expand into new international geographies; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment, including governmental actions to cap interest rates; its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 18 Affirm FQ1’27 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 19 Affirm FQ1’27 Shareholder Letter September 30, 2026 June 30, 2026 Assets Cash and cash equivalents $ 2,072,399 $ 1,630,038 Restricted cash 498,631 803,005 Securities available for sale at fair value 932,808 972,642 Loans held for sale — 1 Loans held for investment 10,114,596 9,560,742 Allowance for credit losses (636,124) (563,295) Loans held for investment, net 9,478,472 8,997,447 Accounts receivable, net 356,915 284,350 Property, equipment and software, net 691,350 685,834 Goodwill 525,343 524,452 Intangible assets 25,456 26,416 Commercial agreement assets 35,241 38,326 Deferred tax assets 1,433,080 1,467,036 Other assets 431,644 360,601 Total assets $ 16,481,340 $ 15,790,148 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 83,247 $ 84,647 Payable to third-party loan owners 164,847 199,557 Accrued interest payable 33,417 28,568 Accrued expenses and other liabilities 192,305 199,493 Convertible senior notes, net 1,130,556 1,129,581 Notes issued by securitization trusts 6,221,183 5,331,229 Funding debt 2,904,541 3,333,248 Total liabilities 10,730,096 10,306,324 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 298,389,237 shares issued and outstanding as of September 30, 2026; 3,030,000,000 shares authorized, 296,636,147 shares issued and outstanding as of June 30, 2026 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 40,530,194 shares issued and outstanding as of September 30, 2026; 140,000,000 shares authorized, 40,539,552 shares issued and outstanding as of June 30, 2026 1 1 Additional paid in capital 6,745,341 6,647,214 Accumulated deficit (962,859) (1,127,025) Accumulated other comprehensive loss (31,241) (36,368) Total stockholders’ equity 5,751,244 5,483,824 Total liabilities and stockholders’ equity $ 16,481,340 $ 15,790,148 1 Within the table presented certain columns may not sum due to the use of rounded numbers

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited) (in thousands, except share and per share amounts) 20 Affirm FQ1’27 Shareholder Letter Three Months Ended September 30, 2026 2025 Revenue Merchant network revenue $ 296,928 $ 251,147 Card network revenue 96,490 69,330 Total network revenue 393,418 320,477 Interest income 658,128 454,122 Gain on sales of loans 162,172 119,049 Servicing income 48,498 39,689 Total revenue, net 1,262,216 933,337 Operating expenses Loss on loan purchase commitment 82,573 71,552 Provision for credit losses 259,357 162,752 Funding costs 134,373 110,027 Processing and servicing 168,808 133,807 Technology and data analytics 202,652 168,106 Sales and marketing 86,841 78,491 General and administrative 140,560 144,941 Total operating expenses 1,075,164 869,676 Operating income $ 187,052 $ 63,661 Other income, net 18,000 19,358 Income before income taxes $ 205,052 $ 83,019 Income tax expense 40,886 2,326 Net income $ 164,166 $ 80,694 Other comprehensive income (loss) Foreign currency translation adjustments $ 1,268 $ (10,003) Unrealized gain (loss) on securities available for sale, net (2,797) 812 Gain (loss) on cash flow hedges 6,656 (129) Net other comprehensive income (loss) 5,127 (9,320) Comprehensive income $ 169,294 $ 71,373 Per share data: Net income per share attributable to common stockholders for Class A and Class B Basic $ 0.48 $ 0.24 Diluted $ 0.47 $ 0.23 Weighted average common shares outstanding Basic 341,335,987 330,238,205 Diluted 351,783,888 348,278,403 Three Months Ended September 30, 2026 2025 General and administrative $ 36,542 $ 55,773 Technology and data analytics 16,449 24,764 Sales and marketing 2,548 5,076 Processing and servicing 162 240 Total stock-based compensation in operating expenses $ 55,702 $ 85,853 The following table presents the components and classification of stock-based compensation (in thousands): 1 Within the table presented certain columns may not sum due to the use of rounded numbers

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) 21 Affirm FQ1’27 Shareholder Letter Three Months Ended September 30, 2026 2025 Cash flows from operating activities Net income $ 164,166 $ 80,694 Adjustments to reconcile net income to net cash provided by (used in) operating activities: Provision for losses 259,357 162,752 Amortization of premiums and discounts on loans (86,858) (65,072) Gain on sales of loans (162,172) (119,049) Gain on extinguishment of debt — (1,495) Changes in fair value of assets and liabilities 404 (110) Amortization of commercial agreement assets 3,085 8,056 Amortization of debt issuance costs 8,058 6,828 Accrued interest on securities available for sale (9,874) (9,959) Commercial agreement warrant expense 48,040 40,977 Stock-based compensation 55,702 85,853 Depreciation and amortization 86,810 65,329 Deferred income tax expense 33,968 1,990 Other (7,974) (4,930) Change in operating assets and liabilities: Purchases and origination of loans held for sale (578,231) (749,202) Proceeds from the sale of loans held for sale 577,776 748,761 Accounts receivable, net (74,791) 138,862 Other assets (61,764) 28,965 Accounts payable (1,401) (24,801) Payable to third-party loan owners (34,710) (17,910) Accrued interest payable 4,927 1,621 Accrued expenses and other liabilities (17,442) (3,586) Net cash provided by operating activities 207,077 374,572 Cash flows from investing activities Purchases and origination of loans held for investment (13,792,617) (9,797,362) Proceeds from the sale of loans held for investment 5,834,184 4,282,839 Principal repayments and other loan servicing activity 7,486,203 5,359,253 Additions to property, equipment and software (62,509) (54,365) Purchases of securities available for sale (159,951) (146,462) Proceeds from maturities and repayments of securities available for sale 207,086 216,425 Other investing inflows 55 61 Other investing outflows (1,548) — Net cash used in investing activities (489,098) (139,611) Cash flows from financing activities Proceeds from the issuance of funding debt 13,626,316 7,980,435 Proceeds from issuance of notes and certificates by securitization trust 1,650,000 1,100,000 Principal repayments of funding debt (14,058,843) (7,818,589) Principal repayments of notes issued by securitization trust (750,000) (1,100,000) Payment of debt issuance costs (15,666) (9,466) Extinguishment of convertible debt — (24,814) Proceeds from exercise of common stock options and warrants and contributions to ESPP 12,075 94,828 Taxes paid related to net share settlement of equity awards (44,704) (112,307) Net cash provided by financing activities 419,179 110,086 Effect of exchange rate changes on cash, cash equivalents and restricted cash 829 (3,861) Net increase in cash, cash equivalents and restricted cash 137,987 341,187 Cash, cash equivalents and restricted cash, beginning of period 2,433,043 1,756,423 Cash, cash equivalents and restricted cash, end of period $ 2,571,030 $ 2,097,610 1 Prior period deferred tax amounts have been reclassified out of other assets to conform to the current period presentation as a separate line item on the condensed consolidated statements of cash flows

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) 22 Affirm FQ1’27 Shareholder Letter Three Months Ended September 30, 2026 2025 Supplemental disclosures of cash flow information Cash payments for interest expense $ 122,401 $ 103,252 Cash paid for operating leases 1,529 4,253 Cash paid for income taxes 14,160 1,749 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software 29,414 52,885 Right of use assets obtained in exchange for operating lease liabilities 1,982 — Three Months Ended September 30, 2026 2025 Reconciliation to amounts on consolidated balance sheets (as of period end) Cash and cash equivalents $ 2,072,399 $ 1,428,848 Restricted cash 498,631 668,762 Total cash, cash equivalents and restricted cash $ 2,571,030 $ 2,097,610

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income, adjusted operating margin, non-GAAP general and administrative expense, non-GAAP technology and data analytics expense, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended September 30,	
	2026	2025
	(in thousands, except percent data)	
Operating expenses		
Loss on loan purchase commitment	$ 82,573	$ 71,552
Provision for credit losses	259,357	162,752
Funding costs	134,373	110,027
Processing and servicing	168,808	133,807
Transaction costs (Non-GAAP)	**$ 645,111**	**$ 478,138**
Technology and data analytics	202,652	168,106
Sales and marketing	86,841	78,491
General and administrative	140,560	144,941
Total operating expenses	**$ 1,075,164**	**$ 869,676**
Total revenue	**$ 1,262,216**	**$ 933,337**
Less: Transaction costs (Non-GAAP)	(645,111)	(478,138)
Revenue less transaction costs (Non-GAAP)	**$ 617,105**	**$ 455,199**
Operating income (loss)	**$ 187,052**	**$ 63,661**
Add: Depreciation and amortization	85,833	65,328
Add: Stock-based compensation included in operating expenses	55,702	85,853
Add: Enterprise warrant and share-based expense	51,125	49,033
Adjusted operating income (Non-GAAP)	**$ 379,712**	**$ 263,875**
Divided by: Total revenue, net	$ 1,262,216	$ 933,337
Adjusted operating margin (Non-GAAP)	**30.1 %**	**28.3 %**
General and administrative expense	**$ 140,560**	**$ 144,941**
Less: Depreciation and amortization included in general and administrative expense	(464)	(550)
Less: Stock-based compensation included in general and administrative expense	(36,542)	(55,773)
Non-GAAP General and administrative expense	**$ 103,554**	**$ 88,618**
Technology and data analytics expense	**$ 202,652**	**$ 168,106**
Less: Depreciation and amortization included in technology and data analytics	(85,302)	(64,631)
Less: Stock-based compensation included in technology and data analytics expense	(16,449)	(24,764)
Non-GAAP Technology and data analytics expense	**$ 100,901**	**$ 78,711**
Sales and marketing expense	**$ 86,841**	**$ 78,491**
Less: Depreciation and amortization included in sales and marketing expense	(46)	(117)
Less: Stock-based compensation included in sales and marketing expense	(2,548)	(5,076)
Less: Enterprise warrant and share-based included in sales and marketing expense	(51,125)	(49,033)
Non-GAAP Sales and marketing expense	**$ 33,122**	**$ 24,265**

	September 30, 2026	June 30, 2026	September 30, 2025
		(in thousands)	
Loans held for investment	$ 10,114,596	$ 9,560,742	$ 7,235,177
Add: Loans held for sale	—	1	12
Less: Funding debt	(2,904,541)	(3,333,248)	(1,777,906)
Less: Notes issued by securitization trusts	(6,221,183)	(5,331,229)	(4,830,819)
Equity capital required (Non-GAAP)	**$ 988,872**	**$ 896,266**	**$ 626,464**

[1] Within the table presented certain columns may not sum due to the use of rounded numbers

23 Affirm FQ1'27 Shareholder Letter

SUPPLEMENTAL DELINQUENCY INFORMATION 24 Affirm FQ1’27 Shareholder Letter Monthly Installment Loan (ex-Peloton) Monthly Installment Loan Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 2.4% FY 2025 2.8% 2.5% 2.4% 2.3% FY 2026 2.8% 2.7% 2.8% 2.5% FY 2027 2.9% 60+ Day Delinquencies FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 1.4% FY 2026 1.6% 1.6% 1.6% 1.5% FY 2027 1.7% 90+ Day Delinquencies FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% 0.6% FY 2025 0.8% 0.7% 0.6% 0.6% FY 2026 0.7% 0.8% 0.7% 0.6% FY 2027 0.8% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 2.5% FY 2025 2.8% 2.5% 2.5% 2.3% FY 2026 2.8% 2.7% 2.8% 2.5% FY 2027 2.9% 60+ Day Delinquencies FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 1.4% FY 2026 1.6% 1.6% 1.7% 1.5% FY 2027 1.7% 90+ Day Delinquencies FY 2023 0.9% 0.8% 0.7% 0.6% FY 2024 0.7% 0.7% 0.7% 0.6% FY 2025 0.8% 0.7% 0.7% 0.6% FY 2026 0.7% 0.8% 0.7% 0.6% FY 2027 0.8%